[EXHIBIT 10.1.22]



    FINANCING, PRODUCTION AND DISTRIBUTION AGREEMENT
    "Tournament of Dreams" Dated: As of July 25,2003

This Financing, Production and Distribution Agreement (this "Agreement") is entered into between CMX PRODUCTIONS, INC. ("CMX") and MIRACLE ENTERTAINMENT, INC. ("MEI") in connection with the Picture (as defined below). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Picture: The "Picture" shall (i) be based on the screenplay entitled "Tournament of Dreams" written by Don Abemathy ( any and all drafts and version thereof, now or hereafter existing, and all characters contained therein, the "Screenplay"), (ii) be directed by Don Abemathy (or a mutually approved replacement) and produced by John Daly ("Daly") and Jon Gentile ("Gentile"), (iii) be a first-class theatrical feature-length color 35mm live-action motion picture suitable for worldwide theatrical release (with its initial theatrical release to take place in the U.S.), (iv) have a running time of not less than 93 nor more than 105 minutes, inclusive of main and end titles, and (v) shall qualify for an MPAA rating no more restrictive than "R".

2. Financing: CMX shall have no obligation hereunder unless and until the following conditions precedent have been satisfied: (i) CMX receives a fully executed copy of this Agreement and a copy of the preliminary "all in" budget for the Picture (which budget shall not exceed US$1.5 Million), (ii) CMX approves the chain-of-title for the Picture, (iii) CMX receives a fully executed security agreement (in form and substance reasonably acceptable to CMX) and related financing statements relating to the Picture (i.e., CMX must be granted a first priority security interest in the Picture and all underlying materials as collateral for MEI' s obligations hereunder, including without limitation, MEI's obligation to pay to CMX any and all sums due hereunder), and
(iv) CMX receives a fully executed copy of an agreement between MEI and a third party, pursuant to which such third party is unconditionally and irrevocably committed to provide adequate advertising funding for the distribution of the Picture (collectively, the "Conditions Precedent"). Upon satisfaction of the Conditions Precedent and provided MEI is not in material default hereunder, CMX shall finance the approved Budget as follows: (i) One Hundred Fifty Thousand Dollars (US$150,000) payable upon execution of this Agreement solely for use by MEI for reasonable, actual out-of-pocket third party pre-production costs directly related to the Picture (including budgeting and engaging Dan Abemathy and other key personnel [ e.g., casting director and production assistants] mutually approved by the parties); and (ii) following (a) CMX's receipt of fully executed copies of a completion bond agreement and a collection account management agreement relating to the Picture, in each case in form and substance reasonably acceptable to CMX, and proof of unconditional and irrevocable commitments from the Picture's director and at least two (2) lead cast members, (b) CMX's approval of the "all in" budget for the Picture (which budget shall not exceed US$1.5 Million) (the "Budget") and the production schedule for the Picture, ( c) the parties mutual approval of the "all in" print and advertising budget for the distribution of the Picture (the "P&A Budget"), and (d) CMX receipt of proof of an unconditional and irrevocable commitment for the financing of the P&A Budget, the balance of the approved Budget will be payable pursuant to a cash flow

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schedule mutually agreed by the parties in writing. CMX may provide a portion of its funding obligation by means of goods and services required for the production of the Picture. The value of any such goods and services shall be mutually approved by the parties after good faith negotiations.

3. Production: MEI shall be responsible for (i) developing, producing and completing the Picture in accordance with the approved Budget, the approved production schedule, and this Agreement, (ii) causing the Picture to be available for delivery to Licensees (as defined below) upon completion but in any case no later than December 31,2004 (the "Delivery Date"), subject to an extension of up to thirty (30) days resulting from Force Majeure (as defined below), (iii) causing the Picture to be delivered to Licensees in accordance with this Agreement and any Exploitation Agreement, and (iv) any Budget overages, except those resulting from CMX's specific request and approved by CMX. The Picture shall start production on or about October 13,2003. MEI shall meaningfully consult with CMX on all key creative decisions relating to the Picture with MEI having the final decision (but MEI shall not act in such a manner as to arbitrarily overrule any positions expressed by CMX); provided, however, that the parties shall mutually approve the two (2) lead cast members, any replacement director and any third-party producers. CMX shall have final approval over the Budget (including each line item therein) and any changes thereto. IfMEI (or any ofits affiliates) furnishes any ofits own facilities, materials, services or equipment in connection with the Picture, then the best available rate shall apply. MEI shall use good faith efforts to make use of CMX owned and/or operated production facilities in connection with the Picture, provided such facilities are available at the time required by MEI and are at rates no higher than comparable facilities otherwise available to MEI. The copyright in and to the Picture and all underlying materials shall be owned 50% CMX and 50% MEI. In connection with the foregoing, MEI irrevocably assigns to CMX in perpetuity, by means of a present and future assignment of copyright, a one-half undivided interest in the worldwide copyright (and all related extension, renewals, revivals and resuscitations) in and to the Picture and all underlying materials (including, without limitation, the Screenplay).

4. Sales Agent/Distribution: MEI shall serve as the sole and exclusive worldwide sales agent for the Picture, and in such capacity shall (i) arrange for and negotiate the sale and/or license of the Picture (and all ancillary rights relating thereto) worldwide to buyers, licensees, broadcasters, exhibitors, distributors and other third parties (collectively "Licensees"), (ii) supervise the distribution, marketing, and advertising of the Picture worldwide, and (iii) supervise the collection and payment of revenues derived from exploitation of the Picture (and all ancillary rights relating thereto) worldwide. For the avoidance of doubt, MEI will act as a sales agent and will not be a licensee or grantee. The parties shall mutually approve any and all agreements entered into with Licensees in connection with the Picture (and any ancillary rights relating thereto) (each, an "Exploitation Agreement"). Any Exploitation Agreement not approved by CMX shall be null and void. All sums payable by third parties pursuant to each Exploitation Agreement and or otherwise in connection with the Picture shall be paid to a collection account managed by a third party collection agent (e.g., Fintage House) mutually approved by the parties (the "Collection Account"). Each Exploitation Agreement shall contain irrevocable instructions with respect to the foregoing. If MEI (or any of its subsidiaries or affiliates) receives any Gross Receipts (as defined below), MEI shall cause such sums to be promptly paid over to the Collection Account. MEI agrees to use its good faith efforts to sell and/or license the Picture (and all ancillary rights relating thereto) in a manner which will

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maximize the revenues therefrom. MEI does not guarantee the performance of any Exploitation Agreement, and shall not be liable or responsible to CMX for failure to collect any amount becoming payable under the terms of any Exploitation Agreements, but MEI will use commercially reasonable efforts to enforce all Exploitation Agreement and collect all sums due thereunder .

5. Marketing/Distribution Expenses: The Budget shall include an advance of Thirty Five Thousand Dollars ($35,000) for use by MEI to cover its reasonable, actual, direct, out-of-pocket (and non reimbursable) costs relating to the sale, marketing and distribution of the Picture ("Marketing/Distribution Expenses"). Any portion of such advance not used within six (6) months following completion of the Picture shall be promptly returned to CMX. MEI shall incur and advance additional Marketing/Distribution Expenses up to an additional Forty Thousand Dollars ($40,000) (i.e., a total of Seventy Five Thousand Dollars ($75,000) for Marketing/Distribution Expenses). Any Marketing/Distribution Expenses in excess of Seventy Five Thousand Dollars ($75,000) shall be mutually approved by the parties. Marketing/Distribution Expenses shall be recovered as provided in Paragraph 6 below.

6. Distribution of Gross Receipts: "Gross Receipts" means (i) (A) any and all sums received by or credited to the Collection Account or MEI (or its subsidiaries and/or affiliates) in connection with the worldwide exploitation of any and all rights (including, without limitation, all ancillary rights) in and to the Picture and all underlying rights therein (including, without limitation, any subsequent productions based on the Picture and/or the Screenplay), in all media now known or hereafter devised, in any and all languages, in perpetuity (including without limitation, all sums payable by Licensees pursuant to Exploitation Agreements), and (B) any and all tax subsidies, rebates, benefits, grants or similar payments relating to the Picture, less (ii) only actual fees and expenses paid in connection with the Collection Account, and any residuals and/or other reuse payments required by any applicable guild or collective bargaining agreement. Gross Receipts shall be distributed in the following order of priority:

a) In regard to Gross Receipts derived from exploitation in the
U.S.:

i. On a pro rata pari passu basis, (A) Ten Percent (10%) of Gross Receipts in perpetuity to MEI as a sales agent fee; (B) Ten Percent (10%) of Gross Receipts to CMX in perpetuity as a financing fee; and (C) Eighty Percent (80%) of Gross Receipts to
(1) the financier of the U.S. prints for the Picture (the "Print Financier") until the Print Financier has received an amount equal to One hundred Fifty Percent (150%) of its investment in such prints (CMX shall have the first opportunity and last refusal right to be the Print Financier), and (2) the financier of the U.S. advertising for the Picture (the "Advertising Financier") until the Advertising Financier has received an amount equal to One hundred Fifty Percent ( 150%) of its investment in such advertising;

ii. After the Print Financier and Advertising Financier have been paid in full in accordance with Paragraph 6.a)i. above, on a pro rata pari passu basis, (A) Seventy Percent (70%) of Gross
Receipts to CMX


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until CMX has recouped from the percentages set forth in this paragraph 6.a).ii. and Paragraph 6.b)iii. below an amount equal to One Hundred Fifty Percent (150%) of its investment in the Picture (including, without limitation, the Budget, any overages paid by CMX and any Marketing/Distribution Expenses paid by CMX);
(B) Five Percent (5%) of Gross Receipts to the Print Financier in perpetuity; and (C) Five Percent (5%) of Gross Receipts to the Advertising Financier in perpetuity; and

iii. After CMX has been paid in full in accordance with Paragraph 6.a)ii above, on a pro rata pari passu basis, (A) Thirty Five Percent (35%) of Gross Receipts to CMX in perpetuity; and (B) Thirty Five Percent (35%) of Gross Receipts to MEI in perpetuity.

b) In regard to Gross Receipts derived from exploitation throughout the World except the U.S.:

i. On a pro rata pari passu basis, (A) Fifteen Percent (15%) of Gross Receipts in perpetuity to MEI as a sales agent fee; (B) Fifteen Percent (15%) of Gross Receipts to CMX in perpetuity as a financing fee; and (C) Seventy Percent (70%) of Gross Receipts to CMX until CMX has recouped from the percentages set forth in this Paragraph 6.b).i. and Paragraph 6.a)ii. above an amount equal to One Hundred Percent (100%) of its investment in the Picture (including, without limitation, the Budget, any overages paid by CMX and any Marketing/Distribution Expenses paid by CMX);

ii. After CMX has been paid in full in accordance with clause (C) of Paragraph 6.b)ii above, Seventy Percent (70%) of Gross
Receipts to MEI until MEI recoups an amount equal to any Marketing/Distribution Expenses paid by MEI in excess of Thirty
Five Thousand Dollars ($35,000) (i.e., up to a maximum recoupment amount of Forty Thousand Dollars (US$40,000)); and

iii. Thereafter, Seventy Percent (70%) of Gross Receipts shall be paid to CMX in perpetuity.

7. Third-Party Contingent Payments: All deferrals, bonuses, third party participations and other contingent payments (collectively, "Contingent Payments") shall be the sole responsibility of MEI and shall be borne solely out of MEI's share of Gross Receipts.

8. Credits: CMX shall be accorded a "Presented By" credit (along with its logo) on screen in the main titles on a separate card and in paid ads (including excluded ads where any other presentation or producer credit is so accorded, other than congratulatory ads naming only the honoree), in each case in a size no smaller than any other presentation or producer credit accorded. In addition, two (2) individuals designated by CMX shall be accorded an Executive Producer credit on screen in the main titles on a first position shared card (shared only with each


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other) and in paid ads (including excluded ads where any other presentation or producer credit is so accorded, other than congratulatory ads naming only the honoree), in each case in a size no smaller than any other producer credit accorded.

9. Statements/Audit Rights:

(a) Statements. Commencing upon the first receipt of Gross Receipts by the Collection Account and/or MEI (or any of its subsidiaries or affiliates) and continuing for the first eighteen
(18) months thereafter, within thirty (30) days of the end of each month, MEI shall render to CMX a statement together with any sums due thereunder, setting forth in reasonable detail, all Gross Receipts received, by source (as well as the amount of each contract and the balance yet to be paid), recoupable expenses, interest earned and permitted fees (including showing the cumulative amount of deferred and unpaid fees and expenses, if any), the breakdown of the distribution of such Gross Receipts, and any other information reasonably required by CMX. Such statements shall be rendered quarterly thereafter.

(b) Copies of Third Party Accountings. MEI shall promptly deliver to CMX, upon MEI's receipt of same, complete and accurate copies of all accountings and evidence of payment received by or on behalf of MEI (and/or the Collection Account) with respect to any Exploitation Agreements, including, but not limited to, all third party accounting statements, checks, wire transfer notice or other remittance notice in any way relating to any Exploitation Agreements or otherwise relating to the Picture.

(c) Audit Rights. MEI will maintain at its principal place of business in Los Angeles County, California, complete and accurate books and records relating to Gross Receipts and the Picture (including, without limitation, sales, expenses and credits). Upon at least two (2) weeks advance written notice, during normal business hours and not so as to materially disrupt normal business activities, MEI will permit CMX, or an independent certified public accountant designated by CMX, to make an examination, at CMX's expense, and to audit, inspect and copy all of the books and records of MEI solely relating to the Picture for the purpose of verifying the amounts remittable to CMX pursuant to this Agreement, and such other information relevant to this Agreement. CMX may exercise such audit and inspection rights not more frequently than once during each calendar year and any such audit shall be completed within a reasonable period of time. If an audit results in a discrepancy of Five Percent (5%) or more, then MEI shall pay the audit costs. Any payments required to be made by MEI following any audit will be subject to interest at Prime plus 2% calculated from the date such payment was originally due through the date of actual payment.

(d) Foreign Funds. With respect to any Gross Receipts received in foreign funds, such funds shall be converted into United States currency at the time of receipt. The rate of exchange with respect to any such funds shall be the Wall Street Journal rate of exchange prevailing and available to Collection Agent at the time of receipt. If the transmission of any Gross Receipts from any countries or territories to the Collection Agent is prevented by embargo, blocked currency regulations or other restrictions, then, if CMX so requests by giving MEI written notice to such effect, MEI shall (to the extent permitted under the laws of any country wherein such monies are blocked or frozen) cause CMX's share of Gross Receipts to which CMX would be entitled upon transmission to the Collection Agent to be deposited in


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CMX's name (or in such name as CMX may designate) in any bank or other depository designated by CMX in such territory or country or in another country not blocked (and all interest from such account shall belong to CMX). Such deposit will, for the purposes of this Agreement, be deemed payment to CMX of the amount deposited (computed at the rate of exchange quoted in The Wall Street Journal at the time such deposit is made) and MEI shall have no further liability to CMX in connection with any monies so deposited.

10. Indemnity: MEI shall defend, indemnify and hold harmless CMX (including its officers, directors, partners, owners, shareholders, employees and agents) against any and all third party claims, expenses (including, without limitation, reasonable outside attorneys' fees and costs) and liabilities arising out of any breach of any of MEI' s obligations, representations or warranties set forth in this Agreement and/or from the development, production, promotion, distribution and/or exploitation of the Picture and/or any rights therein.

CMX shall defend, indemnify and hold harmless MEI (including its officers, directors, partners, owners, shareholders, employees and agents) against any and all third party claims, expenses (including, without limitation, reasonable outside attorneys' fees and costs) and liabilities arising out of CMX' s breach of any of its obligations, representations or warranties set forth in this Agreement other than those claims covered by MEI's indemnity obligation and/or claims arising from MEI's negligence. 1

11. Delivery: MEI shall cause to be available for delivery to Licensees on or before the Delivery Date all of the delivery items set forth in Exhibit "A" attached hereto and incorporated herein by this reference. The completion bond shall provide for delivery of all such delivery items listed on said Exhibit "A". The laboratory shall be mutually selected by the parties. CMX shall have the right to inspect and examine the delivery materials.

12. Miscellaneous:

(a) Any disputes arising between the parties concerning this Agreement, interpretation thereof or otherwise related hereto, shall be settled by binding AFMA arbitration in Los Angeles, California. Judgment on any award by the arbitrator against any party may be entered in any court having jurisdiction thereof. All costs of the arbitration, including outside attorneys' fees and other out-of-pocket expenses of the parties, whether or not such expenses might be deemed recoverable costs of litigation under the California Rules of Court, may be awarded or apportioned by the arbitrator to the party or parties that prevail in the arbitration. Each party shall pay its own attorneys' fees and expenses pending the allocation thereof in the award to the prevailing party or parties.

(b) The parties agree to execute and deliver such further documents and instruments consistent herewith as may be reasonably necessary or desirable to evidence, effectuate or confirm this Agreement, and any of the terms and conditions hereof. If either party fails or refuses to execute or deliver to the other party any such documents or instrument within five (5) business days after delivery of any such document or instrument and notice requesting the execution and delivery thereof, the failing or refusing party hereby appoints the other party ( or its designee) as its attorney-in-fact, with full power of substitution and with the right, but not the obligation, to do any and all acts reasonably 6neccssary to execute and deliver such instrument or


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document, in the name and on behalf of the failing or refusing party, which appointment being coupled with an interest, is irrevocable. The party exercising its power of attorney set forth in this paragraph shall promptly provide the other party copies of any documents so executed.

(c) MEI hereby represents and warrants to CMX, and covenants that: (i) MEI has full authority to enter into and completely perform this Agreement and to grant the rights granted herein, and MEI owns and controls all rights (including, without limitation, the copyright) in and to the Screenplay and all underlying materials relating thereto; (ii) there are no existing or threatened claims or litigation relating to the Picture or any literary or other materials incorporated in the Picture or upon which the Picture is based, or which would adversely affect or impair MEI's ability to completely perform under this Agreement;
(iii) MEI has not sold, assigned, transferred or conveyed and will not sell, assign, transfer or convey, to any party, any right, title or interest in and to the Picture or any part thereof or any underlying rights (including, without limitation, the Screenplay) inconsistent with the terms of this Agreement, and MEI has not and will not authorize any other party to exercise any right or to take any action which will derogate from or compete with the rights herein granted or purported to be granted to CMX; (iv) no element of the Picture, nor the exercise of any of the rights in the Picture does or will (a) defame any third party, or (b) infringe any copyright, trademark, right of ideas, patent or any other property right or other right of any third party; (v) MEI shall promptly discharge, when due, all supplemental market, royalty or other residual payments and Contingent Payments; (vi) there are, and will be, no claims, liens, encumbrances, limitations, or restrictions of any nature relating to the Picture or any of the rights therein, other than customary liens in favor of Guilds; (vii) MEI will have, by the Delivery Date, fully paid, satisfied, cured or discharged at the time due or required all costs of producing and completing the Picture and all claims and rights with respect to the use, distribution, performance, exhibition and exploitation of the Picture, and any music contained therein and any other payments of any kind required to be made in respect, or as a result, of any use of the Picture; (viii) MEI owns and controls, or will by the Delivery Date, without any limitations or restrictions whatsoever, all motion picture performance, synchronization, mechanical license and all other rights in and to the Picture and all subsidiary rights embodied therein and has obtained all necessary licenses required for the exhibition, performance, duplication, distribution, marketing and exploitation of the Picture (including the music contained therein) throughout the world in perpetuity, for any and all purposes and by every means, method and device now or hereafter known; and, (ix) MEI agrees that it shall, upon request, furnish CMX with copies of all agreements and documents upon which any of the warranties and representations referred to herein are based.

(d) CMX represents and warrants to MEI, and covenants that: (i) CMX has full authority to enter into and completely perform this Agreement; and (ii) there are no existing or threatened claims or litigation which would adversely affect or impair CMX's ability to completely perform under this Agreement.

(e) Notwithstanding anything contained herein to the contrary, both parties shall be excused from any delay in performance hereof for the period such delay is caused by any extraordinary cause beyond its control, such as fire, earthquake, flood, epidemic, accident, explosion, casualty, strike, lockout, labor controversy, riot, civil disturbance, act of public enemy, embargo, war, act of God, governmental ordinance or law, the issuance of any executive or judicial order, any failure or delay in respect to the electrical or sound equipment or apparatus,


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or by any laboratory, any failure, without fault, to obtain material, transportation, power, or any other essential thing required in the conduct of its business or any similar causes ( each, a "Force Majeure") Each party shall use reasonable diligence to avoid such delay or default and to resume performance under this Agreement as promptly as possible after such delay.

(I) CMX may, after it has satisfied its funding obligations hereunder, assign, transfer or sublicense any of its rights under this Agreement, but no such assignment, transfer or sublicense will relieve CMX of its obligations under this Agreement, unless to an entity which acquires all or substantially all of CMX's assets or into which CMX is merged. MEI cannot assign this Agreement or any of its obligations hereunder without the approval of CMX.

(g) In connection with the indemnities provided above, each party agrees that, upon receipt or presentation of any claim or notification of the institution of any action with respect to which indemnification might be required hereunder, such party will promptly notify the other party in writing thereof. With respect to any such indemnification, the indemnitor shall have the right to control the course and conduct of such defense. Any such indemnitee shall have the right, in its discretion and at its sole expense, to retain independent counsel and to participate in any such defense. If an indemnitor fails to promptly assume the defense of any claim, the indemnitee may do so and the indemnitor shall promptly reimburse the indemnitee for all costs and expenses (including but not limited to outside attorneys' fees and disbursements) incurred in connection therewith as such are incurred; in such case the indemnitee shall not settle or compromise any claim without the consent of the indemnitor, such consent not to be unreasonably withheld. All indemnity obligations contained herein shall survive the expiration or termination of this Agreement.

(h) MEI shall provide a customary "Errors and Omissions" policy of insurance for the Picture, in form and coverage to CMX's reasonable satisfaction, naming CMX as an additional insured. Such policy shall be in place prior to the initial exhibition of the Picture in any medium and shall be maintained for a period of at least three (3) years following such initial exhibition. CMX shall also be covered by MEI's general liability insurance policy in connection with the Picture.

(i) All covenants, representations, and warranties contained herein shall be true and correct at the time of the execution of this Agreement, shall be deemed continuing, and shall survive the expiration or termination of this Agreement.

0) The parties intend to formalize this Agreement more specifically in a long form agreement incorporating the terms contained herein as well as other terms and conditions as are customary for agreements of this nature (such other terms and conditions to be negotiated in good faith). Pending execution of any such long form agreement, if ever, this Agreement when signed by both parties, shall constitute a binding agreement between the parties in regard to the subject matter hereof.

(k) This Agreement shall be construed in accordance with the laws of the State of California applicable to agreements executed and fully performed herein and may be signed in counterparts.


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(1) MEI guarantees that the Picture will be released theatrically in the U.S.

(m) Notices: All notices shall be in writing and shall be sent to the parties at the following addresses:

If to MEI:                         If to CMX:

Miracle Entertainment, Inc.        CMX Productions, Inc.
5670 Wilshire Boulevard            4027 Petra Avenue
Suite 1620                         Las Vegas, NV 89103
Los Angeles, CA 90036              Fax No.: (702) 871-3456
Fax No.: (323) 904.5201

With a courtesy copy to: With a courtesy copy to:

Robert L. Oppenheim, Esq.          KMZ Roseman
2300 S. Sepulveda Boulevard        2029 Century Park East,
26th Floor                         Los Angeles, CA 90067
Los Angeles, CA 90064
                                   Attn: Rik Toulon, Esq.
Fax No.: (310) 412-8244


(n) If either party determines that the other is in breach of a material obligation hereunder, it shall give written notice to such other party and the offending party shall have a period of Thirty (30) days to cure any such breach (such cure period shall be Ten (10) business days in regard to breaches that claim only a failure to pay money). In the event the offending party does not cure such breach within such time, the noticing party shall have the right to terminate this Agreement. Notwithstanding the foregoing, following CMX's satisfaction of its funding obligations hereunder, if either party breaches any material representation, warranty or agreement contained herein, the other party's remedy shall be limited to an action for damages, and in no event shall the other party have any right whatsoever to terminate or rescind this Agreement, interfere in any way with the distribution of the Picture and/or seek to enjoin the distribution and exploitation of the Picture, nor shall the rights acquired by CMX under this Agreement be subject to revocation.

( o) Reference is made to that certain Print Fund Agreement between the parties dated as of July 25, 2003 relating to CMX's financing of U.S. prints for certain pictures (the "Print Fund Agreement"). Any breach by MEI of the Print Fund Agreement will constitute a breach hereunder.

(p) CMX will have the first opportunity to finance any Picture produced by MEI and/or any of its subsidiaries or affiliates for a term equal to the greater of (i) Three (3) years from the date hereof and (ii) the term of the Print Fund Agreement. The terms and conditions for any such financing shall be no less favorable to CMX than those set forth herein with respect to the Picture. Any such financing shall be pursuant to an agreement executed by the parties in form and substance similar to this Agreement, with any changes thereto agreed by the parties after good faith negotiations.


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(q) The parties shall have mutually approve any and all press releases pertaining to this Agreement and/or their involvement with the Picture.


(f) All approvals required hereunder shall be in writing in advance.

(s) Nothing herein will be construed to constitute a partnership or joint venture between the parties.


(t) This Agreement constitutes the entire understanding and agreement between the parties with reference to the subject matter contained herein and supersedes all prior agreements, written or oral. This Agreement may not be modified or amended except by a subsequent agreement in writing signed by both parties. If any provision of this Agreement shall be found to be invalid or unenforceable, then such event or action shall not invalidate or in any other way affect the enforceability of this Agreement or any other provision hereof. The rights and remedies of either party shall be cumulative and the exercise by either party of its rights under any provision of this Agreement or its rights under the law shall not be deemed an election of remedies. The waiver by any party of any of the terms or provisions of this Agreement shall not be deemed a permanent waiver nor a waiver of any other provision hereof. This Agreement may be executed in counterparts.

CMX PRODUCTIONS, INC.
("CMX")

By: /S/
   --------------------------------
Its:
   --------------------------------



MIRACLE ENTERTAINMENT, INC.
("MEI")


By: /S/
   --------------------------------
Its:
   --------------------------------

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                            EXHIBIT A

                   SCHEDULE OF DELIVERY ITEMS

MEI shall cause to be available all delivery materials necessary for the exploitation of the
Picture by Licensees or otherwise required pursuant to Exploitation Agreements, including, without limitation, the following:

1.   COMPOSITE ELEMENTS

     35mm Final Answer Print
     Digital Component NTSC Video Master
     Digital Component PAL Video Master
     16:9 Format NTSC Video Master
     16:9 Formal PAL Video Master
     35mm Lo-Con Print

2.   PICTURE ELEMENTS

     35mm Original Negative
     35mm Inter-positive (I/P) (As required)
     35mm Inter-negative (I/N)
     35mm Textless Background Negative
     35mm Textless Background Inter-positive (IP)

3.   SOUND ELEMENTS

     35mm Optical Sound track
     35mm Magnetic Sound track Master
     35mm Magnetic Sound track Music Master and Effects (M & E)
     Master DA88 Stereo Comp. (Full Mix)
     DA88 Stereo, Fully Foleyed Music and Effects

4.   DOCUMENTATION

     Lab Access Letter or Letters
     Certificate of Origin (notarized)
     Chain of Title
     Title Report
     Motion Picture Copyright Certificate
     Errors and Omissions (E&O) Insurance Certificate
     Rating Certificate or Certificates
     Statement of Credit Obligations
     Statement of Guild Obligations
     List of Persons Rendering Services
     Statement of Budget and Final Top Sheet
     Dialogue/Continuity Script
     Final Shooting Script
     Music Cue Sheets
     Music Licenses
     Stock Footage Licenses


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5.   MARKETING / PUBLICITY

     Unit Photography (100 color slides minimum)
     Publicity Materials (As available)
     2000 - 8-1/2 x 11 four color Sell Sheets with synopsis/photos on back
     30 x 40 four color Mounted Poster
     Betacam NTSC Sales Trailer
     4 x 5 Textless Transparency of Key Art
     300 VHS screening cassettes of the trailer and feature with visible timecode

6.   FILM TRAILER ELEMENTS

     Trailer Dialogue/Continuity List
     Trailer DA88/35mm
     Trailer Digital NTSC Video Master (with releasable music and clearances)
     Trailer Digital P AL Video Master (with releasable music and clearances)
     35mm Negative Trims


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